                                                                     Exhibit 5
                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110


January 18, 2001

Sonus Networks, Inc.
5 Carlisle Road
Westford, MA  01886

Dear Sir or Madam:

         We have acted as counsel for Sonus Networks, Inc., a Delaware corporation (the "COMPANY"), in connection with the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about January 18, 2001 (the "REGISTRATION STATEMENT").

         The Registration Statement covers the registration of 3,000,000 shares of the Company's common stock, $0.001 par value per share, (the "RETENTION PLAN SHARES") to be issued under the terms of the Sonus Networks, Inc. 2000 Retention Plan (the "RETENTION PLAN"), and up to 2,419,206 shares of common stock, $0.001 par value per share, of the Company (the "OPTION SHARES" and together with the Retention Plan Shares, the "SHARES"), which are to be issued by the Company upon exercise of stock options assumed by the Company in connection with the acquisition of all of the issued and outstanding capital stock of telecom technologies, inc. ("TTI") pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of November 2, 2000, by and among the Company, TTI and Storm Merger Sub. The Option Shares were originally granted to employees and directors under TTI's Amended and Restated 1998 Equity Incentive Plan (the "TTI PLAN") and are currently exercisable upon the same terms and conditions as provided in the TTI plan under which the options were issued, except that the assumed options are exercisable for shares of the Company's common stock.

         We have reviewed the corporate proceedings of the Company with respect to the authorization and the issuance of the Shares. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

Sonus Networks, Inc.
January 18, 2001
Page 2

         We further assume that all Shares issued upon exercise of options granted pursuant to the TTI Plan and the Retention Plan will be issued in accordance with the terms of such TTI Plan and Retention Plan and that, in the case of the Option Shares, the purchase price of each of the Shares will be greater than or equal to the par value per share of the Shares.

         Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered pursuant to awards made under the Retention Plan, or upon the exercise of options duly granted pursuant to the TTI Plan and against the payment of the purchase price therefor, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                     /s/ Bingham Dana LLP
                                                     BINGHAM DANA LLP